Exhibit 3.1.1

CERTIFICATE OF INCORPORATION
LEAF OF FAITH BEVERAGE MERGERSUB, INC.
AN OKLAHOMA CORPORATION

I, the undersigned, being the original Incorporator herein named, for the purpose of forming a corporation under the General Corporation Act Okla. Stat. Ann. Tit. 18 § 1001 et seq. (“GCA”) to do business both within and without the State of Oklahoma, do make and file this Certificate of Incorporation hereby declaring and certifying that the facts herein stated are true:

ARTICLE I

NAME

The name of the Corporation is Leaf of Faith Beverage MergerSub, Inc.

ARTICLE II

PRINCIPAL OFFICE

The Corporation may maintain offices for the transaction of any business at such other places within or without the State of Oklahoma as it may from time to time determine. Corporate business of every kind and nature as may be conducted, and meetings of Directors and shareholders held outside the State of Oklahoma with the same effect as if in the State of Oklahoma.

ARTICLE III

PURPOSE

The Corporation is organized for profit and may engage in any lawful activity, within or without the State of Oklahoma.

ARTICLE IV

SHARES OF STOCK CAPITAL STOCK

Section 4.01 Stock. The Corporation shall have the authority to issue Five Hundred Fifty Million (550,000,000) shares of stock, of which Five Hundred Twenty-Nine Million Nine Hundred Ninety-Nine Thousand (529,999,000) shares are designated as Preferred Stock, having a par value $.0001 per share, of which Twenty Million (20,000,000) shares are further designed “Series A Preferred Stock” and One Thousand (1,000) shares are designated as “Series B Preferred Stock”.

Section 4.02 No Preemptive Rights. Holders of the Stock of the Corporation shall not have any preemptive right, or right of subscription to acquire any shares of the corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations of shares authorized or issued to be authorized or issued, and convertible into shares of the Corporation, nor to any right of subscription thereto, other than the extent, if any, the Board of Directors in its discretion, may determine from time to time.

Section 4.03 Assessment of Shares. The Stock of the Corporation, after the amount of the subscription price has been paid in money, property or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Certificate of Incorporation shall not be amended in this particular.

Section 4.04 Preferred Shares. The preferred stock may be issued in series from time to time with such designations, preferences, and relative participating, optional, or other rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in a resolution and/or Certificate of Designation providing for the issuance of such class, classes, or series adopted by the Board of Directors pursuant to the authority hereby given as provided by statute. No Preferred Stock shall be subject to any reverse split or reclassification which would result in the holder of any Preferred Stock owning lesser shares of Preferred Stock or receiving lesser Common Stock under any conversion rights established under a Certificate of Designation.

ARTICLE V

DIRECTORS

The business of this corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws. The name(s) and address(s) of the initial members of the Board of Directors is as follows:

Name	Address

Mike Schatz	110 Spring Hill Drive, Suite 16, Grass Valley CA 95945

ARTICLE VI

INCORPORATOR

The name and address of the Sole Incorporator is Mike Schatz, 110 Spring Hill Drive, Suite 16, Grass Valley, CA 95945.

ARTICLE VII

PERIOD OF DURATION

This Corporation is to have A PERPETUAL existence.

ARTICLE VIII

AMENDMENT

Subject at all times to the express provisions of Section 4.03 on the Assessment of Shares, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its By-Laws, and all rights conferred upon shareholders are granted subject to this reservation.

ARTICLE IX

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition the Corporation shall have the power, in its bylaws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interest of this corporation, and in conjunction therewith, to procure, at this corporation’s expense, policies of insurance.

ARTICLE X

CONTRACTS

No contract or other transaction between this corporation and any person, firm or corporation shall be effected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

ARTICLE XI

REGISTERED OFFICE AND REGISTERED AGENT

Initial Registered Office and Initial Registered Agent. The address of the initial registered, office is 115 SW 89th Street, Oklahoma City, Oklahoma 73139, and the initial Registered Agent is National Registered Agents, Inc.

ARTICLE XII

APPROVAL BY PARENT HOLDING COMPANY

Any act by or involving the Corporation that requires for its adoption, under the Oklahoma General Corporation Act or this Certificate, the approval of the Corporation’s shareholders shall also require, pursuant to the Oklahoma General Corporation Act, the approval of the stockholders of the Parent Holding Company, by an identical vote.

IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of February, 2020, hereby declaring and certifying that the facts stated herein above are true.

Mike Schatz, Incorporator

ACKNOWLEDGEMENT:

STATE OF CALIFORNIA, COUNTY OF NEVADA. ) SS:

Before me, a Notary Public, in the State of California, on this day of February, 2020 personally appeared Mike Schatz, to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as its listed as Incorporator and acknowledged to me that Mike Schatz executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of the corporation, for the uses and purposes therein set forth.

WITNESS my hand and seal the day and year last above written.

Notary Public	My Commission Expires: ____________
Commission No.: _______________